UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information discussed in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 13, 2009, the Company entered into an amended and restated $350.0 million credit agreement with The Royal Bank of Scotland plc as administrative agent (the “Administrative Agent”) and a syndicate of lenders (the “New Credit Facility”). The New Credit Facility amends, extends, and consolidates the Company’s previous reserve-based credit facilities and matures on November 13, 2012. Borrowings under the New Credit Facility are secured by various mortgages of oil and natural gas properties that the Company and certain of its subsidiaries own as well as various security and pledge agreements among the Company and certain of its subsidiaries and the Administrative Agent. The current lenders and their percentage commitments in the New Credit Facility are: The Royal Bank of Scotland plc (26.83%), BNP Paribas (21.95%), The Bank of Nova Scotia (21.95%), Wells Fargo Bank, N.A. (14.63%), and Societe Generale (14.63%).

The amount available for borrowing at any one time under the New Credit Facility is limited to the borrowing base for our oil and natural properties in Alabama, Kansas, and Oklahoma. As of November 16, 2009, the borrowing base under the New Credit Facility was $205.0 million. The borrowing base is re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders, in their sole discretion, based on reserve reports as prepared by petroleum engineers, together with, among other things, the oil and natural gas prices prevailing at such time. Outstanding borrowings in excess of the borrowing base must be repaid or we must pledge other oil and natural gas properties as additional collateral. The Company may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months. Any increase in the borrowing base must be approved by all of the lenders.

Borrowings under the New Credit Facility are available for acquisition, exploration, operation and maintenance of oil and natural gas properties, payment of expenses incurred in connection with the credit facility, working capital and general limited liability company purposes. The New Credit Facility has a sub-limit of $20.0 million which may be used for the issuance of letters of credit.

At the Company’s election, interest for borrowings under the New Credit Facility is determined by reference to (i) the London interbank rate, or LIBOR, plus an applicable margin between 2.50% and 3.50% per annum based on utilization or (ii) a domestic bank rate (“ABR”) plus an applicable margin between 1.50% and 2.50% per annum based on utilization. Interest on borrowings under the New Credit Facility is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans.

The New Credit Facility contains various covenants that limit, among other things, the Company’s, and certain of the Company’s subsidiaries’, ability to incur certain indebtedness, grant certain liens, merge or consolidate, sell all or substantially all of the Company’s assets, make certain loans, acquisitions, capital expenditures and investments, and make distributions to unitholders.

In addition, the Company is required to maintain (i) a ratio of Total Net Debt (defined as Debt (generally indebtedness permitted to be incurred by the Company under the New Credit Facility) less Available Cash (generally, cash, cash equivalents, and cash reserves of the Company) to Adjusted EBITDA (defined as, for any period, the sum of consolidated net income for such period plus (minus) the following expenses or charges to the extent deducted from consolidated net income in such period: interest expense, depreciation, depletion, amortization, write-off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on natural gas derivatives and realized (gain) loss on cancelled natural gas derivatives, and other similar charges) of not more than 3.75 to 1.00 through September 30, 2010 and 3.50 to 1.00 thereafter; (ii) Adjusted EBITDA to cash interest expense of not less than 2.5 to 1.0; and (iii) consolidated current assets, including the unused amount of the total commitments but excluding current non-cash assets, to consolidated current liabilities, excluding non-cash liabilities and current maturities of debt (to the extent such payments are not past due), of not less than 1.0 to 1.0, all calculated pursuant to the requirements under SFAS 133 and SFAS 143 (including the current liabilities in respect of the termination of natural gas and interest rate swaps). All financial covenants are calculated using the Company’s consolidated financial information.

The New Credit Facility also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, guaranties not being valid under the New Credit Facility and a change of control. If an event of default occurs under the New Credit Facility, the lenders will be able to accelerate the maturity of the New Credit Facility and exercise other rights and remedies. The New Credit Facility contains a condition to borrowing and a representation that no material adverse effect (“MAE”) has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its subsidiaries who are guarantors taken as a whole. If a MAE were to occur, the Company would be prohibited from borrowing under the New Credit Facility and would be in default, which could cause all of its existing indebtedness to become immediately due and payable.

We have the ability to pay distributions to unitholders from available cash, including cash from borrowings under the New Credit Facility, as long as no event of default exists and provided that no distributions to unitholders may be made if the borrowings outstanding under the New Credit Facility exceed 90% of the borrowing base, after giving effect to such distributions. As of November 16, 2009, the Company is restricted from paying distributions to unitholders as the borrowings outstanding under the New Credit Facility exceed 90% of the borrowing base.

The New Credit Facility permits the Company to hedge its projected monthly production, provided that (a) for the immediately ensuing twelve month period, the volumes of production hedged in any month may not exceed the Company’s reasonable business judgment of the production for such month consistent with the application of petroleum engineering methodologies for estimating proved developed producing reserves based on the then strip pricing (provided that such projection shall not be more than 115% of the proved developed producing reserves forecast for the same period derived from the most recent reserve report of the Company’s petroleum engineers using the then strip pricing), and (b) for the period beyond twelve months, the volumes of production hedged in any month may not exceed the reasonably anticipated projected production from proved developed producing reserves estimated by the Company’s petroleum engineers. The New Credit Facility also permits the Company to hedge the interest rate on up to 90% of the outstanding principal amounts of its indebtedness for borrowed money.

The New Credit Facility removes the covenant that wholly owned-subsidiaries of Constellation Energy Group, Inc. have the right to appoint all of the Class A managers of the Company’s board of managers and the approval right of the Administrative Agent to a management services plan for the Company.

Debt Issue Costs

Total debt issue costs paid to date for the New Credit Facility, were approximately $4.4 million. These costs will be amortized over the life of the credit facility.

Funds Available for Borrowing

As of November 16, 2009, the Company had $200.0 million in outstanding debt under its reserve-based credit facility and $5.0 million in remaining borrowing capacity.

Compliance with Debt Covenants

At November 16, 2009, the Company believes that it is in compliance with the debt covenants contained in its credit facility.

If the Company is unable to remain in compliance with the debt covenants associated with its reserve-based credit facility or maintain the required ratios discussed above, it could request waivers from the lenders in its bank group. Although the lenders may not provide a waiver, the Company may take additional steps in the event of not meeting the required ratios or in the event of a reduction in the combined borrowing base below its current level of $205.0 million at any future redetermination by the lenders. If it becomes necessary to pay debt down beyond operating cash flows, the Company could further reduce capital expenditures, continue to suspend quarterly distributions to unitholders, sell oil and natural gas properties or inventories, liquidate in-the-money derivative positions, reduce operating and administrative costs, or take additional steps to increase liquidity.

The reserve-based credit facility limits the amounts the Company can borrow to a borrowing base amount, determined by the lenders in their sole discretion. The borrowing base is re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders in their sole discretion based on reserve reports prepared by petroleum engineers, together with, among other things, the oil and natural gas prices existing at the time. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the reserve-based credit facility. Outstanding borrowings in excess of the borrowing base must be repaid. The Company may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months or we must pledge other oil and natural gas properties as additional collateral. The Company does not currently have any substantial unpledged properties, and it may not have the financial resources in the future to make any mandatory principal prepayments required under the reserve-based credit facility.

Item 7.01	Regulation FD Disclosure

On November 16, 2009, the Company issued a press release announcing that the Company has entered into a new credit facility. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference in any filing by the Company under the Exchange Act and the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	$350,000,000 Amended and Restated Credit Agreement dated as of November 13, 2009 among Constellation Energy Partners LLC, as borrower, The Royal Bank of Scotland plc, as administrative agent, RBS Securities Inc., as joint lead arranger and sole book runner, The Bank of Nova Scotia, as joint lead arranger and co-syndication agent, and BNP Paribas, as joint lead arranger and co-syndication agent, and the lenders party hereto.

Exhibit 99.1	Press release dated November 16, 2009, publicly announcing a new credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constellation Energy Partners LLC
Date: November 16, 2009

	By:	/S/ CHARLES C. WARD
Charles C. Ward
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	$350,000,000 Amended and Restated Credit Agreement dated as of November 13, 2009 among Constellation Energy Partners LLC, as borrower, The Royal Bank of Scotland plc, as administrative agent, RBS Securities Inc., as joint lead arranger and sole book runner, The Bank of Nova Scotia, as joint lead arranger and co-syndication agent, and BNP Paribas, as joint lead arranger and co-syndication agent, and the lenders party hereto.

Exhibit 99.1	Press release dated November 16, 2009, publicly announcing a new credit facility.